Exhibit 24.1

OPTEUM MORTGAGE ACCEPTANCE CORP.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter R. Norden, Marty Levine, Robert Cauley, and Jeffrey Pancer as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Opteum Mortgage Acceptance Corp.), to sign any Registration Statement on Form S-3 and any or all amendments thereto (including post-effective amendments) of Opteum Mortgage Acceptance Corp. under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Peter R. Norden	Director, Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer) and President	May 24, 2006
Peter R. Norden

/s/ Marty Levine	Director and Chief Operating Officer	May 24, 2006
Marty Levine

/s/ Robert Cauley	Director, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2006
Robert Cauley